Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is between Jeff Klinefelter (“you”) and Piper Jaffray & Co. (“Piper Jaffray”). The following facts are important to the creation of this Agreement:

A.	You are an employee of Piper Jaffray.

B.
You are separating from your employment with Piper Jaffray. As a result, your employment with Piper Jaffray or any of its affiliates is being terminated effective August 1, 2017 with your last day worked being June 12, 2017.

C.
You agree to provide Piper Jaffray with a release of any and all claims you may have against Piper Jaffray and its parent company, Piper Jaffray Companies, and affiliates, and Piper Jaffray agrees to provide you with consideration in return for your release and other commitments in this Agreement.

You and Piper Jaffray agree as follows:

1.	Your employment with Piper Jaffray or its affiliates are being terminated effective August 1, 2017, with your last day worked being June 12, 2017.

2.
You agree not to do or say anything at any time to disparage the character, integrity or business of Piper Jaffray or its affiliates, or any of their respective officers, directors or employees including, but not limited to, officers, directors and employees of Piper Jaffray; provided, however, that nothing in this Agreement shall prohibit you from engaging in any Protected Activity. For purposes of this Agreement, Protected Activity means (a) filing a charge or complaint, or (b) reporting possible violations of state or federal law to any governmental agency or entity or any self-regulatory organization, including but not limited to the Securities and Exchange Commission, the Department of Justice, FINRA, or any other federal or state agency or Inspector General. Protected Activity does not include the disclosure of any information you came to learn during the course of your employment that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege, attorney work product doctrine, the bank examiner’s privilege, and/or privileges applicable to information covered by the Bank Secrecy Act (31 U.S.C. §§ 5311-5330), including information that would reveal the existence or contemplated filing of a suspicious activity report. You understand that you are not required to obtain prior authorization from Piper Jaffray or to inform Piper Jaffray prior to engaging in any Protected Activity. Piper Jaffray will likewise reasonably endeavor to prevent any officers, directors or employees of Piper Jaffray from disparaging your character or integrity. Nothing in this paragraph prohibits you or Piper Jaffray from providing any truthful information or testimony provided during the course of legal proceedings, or in response to a court order, subpoena or inquiry by a government agency.

3.
You agree that you will return all property of Piper Jaffray or its affiliates to Piper Jaffray prior to the termination of your employment. This includes, without limitation, proprietary and confidential information which you learned in the course of your employment with Piper Jaffray (which, in turn, includes all non-public information that might be of use to competitors or harmful to Piper Jaffray or its clients, if disclosed), including information that you may have retained in personal items (e.g. electronic devices or home computers). In addition, you acknowledge and agree that, except for Protected Activity, your obligation to preserve and not disclose confidential information continues even after your employment ends. Except for Protected Activity, you agree to maintain the confidentiality of all proprietary and confidential information with which you became acquainted through your employment at Piper Jaffray.

4.	Transition Period
Between June 12, 2017 and August 1, 2017 (“transition period”), you continued to be a registered employee of Piper Jaffray & Co. and remained subject to firm wise Compliance and employee conduct policies, as such, your business and personal disclosure activities continued to be subject to Piper Jaffray’s compliance and supervisory requirements, specifically including requirements to obtain Firm approval for outside business activities, board affiliations, private securities transactions, and political contributions, and complete all required regulatory education requirements.

5.	Release
You, on behalf of yourself, your spouse, successors, heirs, and assigns, hereby forever relieves, releases, and discharges Piper Jaffray, any affiliates of Piper Jaffray, as well as their past, present and future officers, directors, administrators, shareholders, employees, agents, successors, subsidiaries, parents, assigns, representatives, and all other affiliated or related corporations, all benefit plans sponsored by Piper Jaffray, and entities, and each of their respective present and former agents, employees, or representatives, insurers, partners, associates, successors, and assigns, in any and all capacities (including but not limited to the fiduciary, representative or individual capacity of any released person or entity), and any entity owned by or affiliated with any of the above, from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including but not limited to attorneys’ fees), damages, actions, and causes of action, of whatever kind or nature, including but not limited to any statutory, civil, administrative, or common law claims, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, arising out of any act or omission occurring before your execution of this Agreement, including but not limited to:

a.	Any claims based on, arising out of, or related to your employment with, or the ending of your employment with, Piper Jaffray;

b.	Any claims based on, arising out of, or related to the forfeiture of any restricted stock shares previously granted to you;

c.	Any claims arising from rights under federal, state, and/or local laws relating to the regulation of federal or state tax payments or accounting;

d.
Federal, state or local laws that prohibit harassment or discrimination on the basis of race, national origin, religion, sex, gender, age, marital status, bankruptcy status, disability, perceived disability, ancestry, sexual orientation, family and medical leave, or any other form of harassment or discrimination or related cause of action;

e.	Federal, state or local laws that prohibit retaliation;

f.
Statutory claims of any kind, including but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1971, as amended, The Americans with Disability Act of 1990, as amended, the Workers Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended, the Sarbanes-Oxley Act of 2002, the Older Workers Benefit Protection Act; the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; the the Minnesota Human Rights Act; Minn. Stat. § 181.81; the Minneapolis Code of Ordinances; or any other federal, state or local statute, ordinance or law, statute, ordinance, or other regulation;

g.
Common law claims of any kind, including but not limited to claims alleging contract, tort, and property rights, breach of contract, breach of implied-in-fact contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, invasion of privacy, unfair competition, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress (whether intentional or negligent), breach of fiduciary duty, violation of public policy, or any other common law claim of any kind whatsoever;

h.
Any claims for severance pay, sick leave, family leave, liability pay, vacation, life insurance, health insurance, continuation of health benefits, disability or medical insurance, or your 401(k) rights or any other fringe benefit or compensation, including but not limited to stock options, and any claims based on, Piper Jaffray arising out of, or related to employment agreement and any amendment thereto;

i.	Any claim for damages or declaratory or injunctive relief of any kind.

6.	Consideration

a.
Lump Sum Payment. Piper Jaffray issued payment to you in the gross amount of $250,000, on or about the first regular payday that falls after Piper Jaffray’s receipt of your signed Agreement and the revocation period in Paragraph 16 has expired.

b.	Payroll continuation. Although your last day in the office was June 12, 2017, you remained on Piper Jaffray’s payroll until August 1, 2017. In addition, in consideration of your early transition on August 1, 2017, Piper Jaffray will issue you a payment in the amount of $70,833, which represents payment for your base salary and the employer-paid portion of your benefits for the period from August 2, 2017 through October 1, 2017.

c.	Career Transition Services. Piper Jaffray & Co. has made available to you career transition services through Lee Hecht Harrison (800‑845‑5855) at a level corresponding to your position.

d.	Attorneys Fees. Piper Jaffray & Co. paid for 4 hours of your attorney’s fees at a rate of $375.00 per hour in connection with his/her review of this Agreement for a total of $1,500 net.

e.
COBRA. Piper Jaffray & Co. paid you $3,127.56 to cover the cost of your COBRA (of $1,563.78 per month for family coverage) for the months of November and December. Piper Jaffray & Co. will pay you $3,127.56 to cover the cost of your COBRA for the months of September and October.

f.
Equity Awards. The restricted stock and mutual fund restricted stock award(s) identified below will continue to vest on their normal schedule so long as: (1) you sign a “Post-Termination Agreement” (attached as Exhibit 1) and for the duration of the vesting period you abide by the provisions therein including, but not limited to, refraining from becoming a director, officer, employee, partner, consultant, or independent contractor of a “Talent Competitor” as that term is more narrowly defined to be limited to the following firms: Cowen Inc., Evercore ISI, Friedman Billings Ramsey Group, Inc., Greenhill & Co., Houlihan Lokey, JMP Securities, Lazard, Moelis & Company, Oppenheimer, Stifel, Robert W. Baird & Co., William Blair & Co., or any successor entity of the foregoing if such successor entity is determined to be a peer for compensation purposes by the Compensation Committee of the Piper Jaffray Companies Board of Directors; (2) you sign and have not revoked this Agreement pursuant to paragraph 15, and (3) you have complied with the terms of this Agreement.

PJC EQUITY

Award Date	2018 Vesting	Shares to Vest on Vesting Date	2019 Vesting	Shares to Vest on Vesting Date	2020 Vesting	Shares to Vest on Vesting Date
02/17/2015	2/17/2018	3,950
02/16/2016	2/16/2018	6,764	2/16/2019	6,765
02/15/2017	2/16/2018	1,314	2/16/2019	1,314	2/16/2020	1,314

MFRS AWARDS

Grant Date	Vesting Date	ADVGX	ADVWX	INFIX
02/17/2015	2/17/2018	2,773.568	3,602.455	4,347.582

Grant Date	Vesting Date	VFINX	VEXAX	DODIX
02/15/2017	2/16/2018	247.179	280.727	2,364.566
02/15/2017	2/16/2019	247.179	280.727	2,364.566
02/15/2017	2/16/2020	247.179	280.727	2,364.566
You agree that all of the considerations set forth and outlined above, represents full and fair consideration for your release of claims in paragraph 5 and other commitments within this Agreement.

7.
You understand that while you retain the right to file a charge of discrimination or pursue an administrative action through an agency such as the Equal Employment Opportunity Commission or any state counterpart, you are releasing any claims for money damages, by such administrative charge or otherwise, whether brought by you on your own behalf or by any other party (governmental or otherwise), unless this Agreement is found to be void.

8.
You expressly and knowingly acknowledge that, after the execution of this Agreement, you may discover facts different from or in addition to those that you now know or believe to be true with respect to the claims released in this Agreement. Nonetheless, this Agreement shall be and remain in full force and effect in all respects, notwithstanding such different or additional facts and you intend to fully, finally, and forever settle and release those claims released in this Agreement. In furtherance of such intention, the release given in this Agreement shall be and remain in effect as a full and complete release of such claims, notwithstanding the discovery and existence of any additional or different claims or facts. Similarly, in entering into this Agreement, you assume the risk of misrepresentations, concealments, or mistakes, and if you should subsequently discover that any fact relied upon in entering into this Agreement was untrue, that any fact was concealed, or that your understanding of the facts or law was incorrect, you shall not be entitled to set aside this Agreement or the settlement reflected in this Agreement or be entitled to recover any damages on that account.

9.
You represent that you have not revealed to anyone any trade secrets or confidential or proprietary information of Piper Jaffray, not otherwise available to the public, except in connection with Protected Activity. You further represent that you have returned any and all Piper Jaffray documents to Piper Jaffray.

10.
Your release of all legal claims includes all claims related to your employment or employee benefits with Piper Jaffray or its affiliates, including your hiring, the terms and conditions of your employment and the termination of your employment. You agree that your separation of employment does not constitute a severance event and you are not entitled to any benefits under the Piper Jaffray Severance Pay Plan or under any severance agreement, plan or arrangement of Piper Jaffray or its affiliates.

11.	Your release does not affect any rights you may have under any tax-qualified retirement plan in which you may have a vested, unpaid, accrued benefit.

12.
You agree to keep the fact and terms of this Agreement strictly confidential, except that you may disclose them (a) in connection with Protected Activity or (b) to your present or future attorneys, accountants, tax advisors, financial advisors, and spouse, provided they agree to hold them strictly confidential.

13.
You agree that if you violate any of your obligations under this Agreement, Piper Jaffray may recover any damages incurred by reason of your breach by refraining from paying the compensation described in Section 5 and/or by recovering any amount already paid to you. Piper Jaffray may also seek any other available remedies for any such violation by you.

14.
You agree to cooperate with Piper Jaffray and any of its affiliates in any legal or regulatory matters (including regulatory inquiries that are not formal investigations) brought by counsel, administrators, predecessors, successors and shareholders before any court, arbitrator, mediator, regulator, government agency or self-regulatory organization. By agreeing to cooperate with Piper Jaffray and any of its affiliates in any such matters, you agree, among other things, to make yourself available at mutually agreeable dates and times, provide any documents within your possession or control, and provide testimony if you are called to provide it at a deposition, trial or arbitration. Piper Jaffray agrees to reimburse you for all reasonable out-of-pocket expenses that you may incur in providing the foregoing cooperation.

15.
You understand that Piper Jaffray will be required to file a U-5 upon termination of your employment and that the form will disclose for reason of termination “Other: Mutual Agreement. The parties determined it was in their respective best interests for Jeff Klinefelter to transition out of the Company. (There is no sales or business practice violation).

16.
You represent that you have: (a) received a copy of this Agreement for review and study and have had at least twenty-one (21) days to consider the Agreement before signing it; (b) you have fully read this Agreement; (c) you have been advised and encouraged to consult an attorney, and you had the opportunity to discuss this Agreement with an attorney; and (d) you understand and fully agrees to the Agreement's provisions. You represents and agrees that if you sign this Agreement before the expiration of the twenty-one (21) day period, it is because you have decided voluntarily that you do not need any additional time to decide whether to sign the Agreement.

17.
You may revoke this Agreement up to 15 days after you sign it by either hand-delivering written notice to Piper Jaffray or by sending written notice postmarked within the 15-day period and addressed as follows:

Christine Esckilsen
Piper Jaffray & Co.

Chief Human Capital Officer and Assistant General Counsel
800 Nicollet Mall, J09S02
Minneapolis, MN 55402

18.	You may not, without Piper Jaffray’s prior written consent, assign to anyone any of your rights or obligations under this Agreement.

19.	This Agreement does not mean and may not be interpreted to mean that Piper Jaffray or any of its affiliates acted wrongfully toward you or anyone else.

20.
This Agreement, together with the Post-Termination Agreement set forth in Exhibit 1 and the Restricted Stock and MFRS Agreements you have executed (and for which the Talent Competitor language is now governed by the Post-Termination Agreement), contain the entire agreement between you and Piper Jaffray, and supersedes all prior or contemporaneous agreements and understandings, oral or written, between you and Piper Jaffray as of the date of this Agreement.

21.
If a court decides that any part of this Agreement is invalid or cannot be enforced, such part will be deleted or, if possible, modified so that it is enforceable, and the other parts of this Agreement will remain in effect.

22.	This Agreement will be governed by the laws of the State of Minnesota without regard for principles and conflicts of laws thereof.

YOU UNDERSTAND AND AGREE THAT THIS RELEASE IS A FULL, FINAL AND COMPLETE SETTLEMENT AND RELEASE OF ALL CLAIMS, EXCEPT AS SPECIFICALLY SET FORTH IN PARAGRAPH 2, AGAINST PIPER JAFFRAY AND ITS AFFILIATES. YOU ALSO UNDERSTAND THAT YOU ARE RELEASING POTENTIALLY UNKNOWN CLAIMS, AND THAT YOU HAVE LIMITED KNOWLEDGE WITH RESPECT TO SOME OF THE CLAIMS BEING RELEASED. YOU ACKNOWLEDGE THAT THERE IS A RISK THAT, AFTER SIGNING THIS AGREEMENT, YOU MAY LEARN INFORMATION THAT MIGHT HAVE AFFECTED YOUR DECISION TO ENTER INTO THIS AGREEMENT. YOU ASSUME THIS RISK AND ALL OTHER RISKS OF ENTERING INTO THIS AGREEMENT. YOU AGREE THAT THIS RELEASE IS VOLUNTARILY AND KNOWINGLY MADE.

8/1/2017         /s/ Jeff Klinefelter
Date                        JEFF KLINEFELTER

Piper Jaffray & Co.

8/1/2017 /s/ Christine Esckilsen
Date                        By: CHRISTINE ESCKILSEN

EXHIBIT 1 TO SEPARATION AGREEMENT AND GENERAL RELEASE

PIPER JAFFRAY COMPANIES
POST-TERMINATION AGREEMENT

This Post-Termination Agreement (this “Agreement”) is between Piper Jaffray Companies, a Delaware corporation (the “Company”), and Jeff Klinefelter (the “Grantee”) and is effective as of August 1, 2017 (the “Termination Date”).
In exchange for the consideration, promises and covenants below, the Company and the Grantee hereby agree as follows:
Agreements

1.    Agreements of the Company. The Company agrees that, so long as the Grantee complies with the obligations set forth in Section 2 below, the following restricted stock awards (RSAs) Mutual Fund Restricted Shares (MFRS’) and/or non-qualified stock options (NQSOs) shall continue to vest and be exercisable as follows:

PJC EQUITY

Award Date	2018 Vesting	Shares to Vest on Vesting Date	2019 Vesting	Shares to Vest on Vesting Date	2020 Vesting	Shares to Vest on Vesting Date
02/17/2015	2/17/2018	3,950
02/16/2016	2/16/2018	6,764	2/16/2019	6,765
02/15/2017	2/16/2018	1,314	2/16/2019	1,314	2/16/2020	1,314

MFRS AWARDS

Grant Date	Vesting Date	ADVGX	ADVWX	INFIX
02/17/2015	2/17/2018	2,773.568	3,602.455	4,347.582

Grant Date	Vesting Date	VFINX	VEXAX	DODIX
02/15/2017	2/16/2018	247.179	280.727	2,364.566
02/15/2017	2/16/2019	247.179	280.727	2,364.566
02/15/2017	2/16/2020	247.179	280.727	2,364.566

2.    Agreements of the Grantee.

(a)    Post Termination Restricted Activities. The Grantee agrees to refrain from engaging in the Post-Termination Restricted Activities identified on Exhibit A-1, attached hereto as follows:

(1) for grants awarded in 2010 or after, at any time during the period from the Termination Date through the shorter of (i) the remaining vesting period of the last to vest of the RSAs and/or NQSOs, or (ii) two years following the Termination Date; and

Each attached Exhibit A describes substantially the same Post-Termination Restricted Activities contained in the award agreement(s) covering the RSAs, MFRS’and/or NQSOs that are the subject of this Agreement, and is incorporated into and made a part of this Agreement, as if fully set forth herein.

(b)    Grantee acknowledges and also agrees that:

(1) The Post-Termination Restricted Activities of this Agreement are fair and reasonable and protect legitimate business interests of the Company. Grantee is electing to enter into this Agreement freely and with knowledge of its contents and with the intent to be bound by the restrictions contained herein. By complying with the restrictions of this Agreement, Grantee will not be precluded from pursuing a profession, trade or business or otherwise earning a livelihood.
(2) Grantee is free to terminate this Agreement upon notice to the Company at any time and, thereafter, to engage in any of the Post-Termination Restricted Activities described in Section 2(a) above (to the extent not otherwise unlawful), but shall not be entitled to any additional vesting of shares under the RSAs, MFRS’ and/or NQSOs that are the subject of this Agreement. Such vesting immediately and automatically shall cease as of the first date that the Grantee engages or attempts to engage in any of the Post-Termination Restricted Activities, and the Grantee promptly shall provide truthful notice to the Company of such date by use of the Notice attached hereto as Exhibit B.
(3) Grantee shall truthfully complete and submit to the Company, beginning on December 15, 2017, and every December 15 thereafter (“Notice Date”) through the termination of this Agreement, the Notice attached hereto as Exhibit C unless the Grantee has, or should have, given to the Company the Notice attached hereto as Exhibit B. Failure of the Company to have received from the Grantee a Notice in the form attached hereto as Exhibit C within fifteen (15) days after any Notice Date shall entitle the Company to treat this Agreement as having been terminated by the Grantee.

(4) When vesting of shares ceases under any of the NQSOs that are the subject of this Agreement, the Grantee shall have ninety (90) days thereafter to exercise all vested shares under that NQSO, after which time the vested portion of the NQSO shall terminate and cease to be exercisable.

3.    Agreements of the Company and Grantee.

(a)    Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or, if sent by certified or registered mail, seven (7) calendar days after the date of mailing.

(1)To the Company:	(2)To the Grantee:
Piper Jaffray Companies Attention: Compensation U.S. Bancorp Center 800 Nicollet Mall, Ste. 800 Mail Stop J09SHR Minneapolis, MN 55402	Jeff Klinefelter _____________________ ____________________ USA

(b)    Modification; Termination. In the event that any one or more of the Post-Termination Restrictions of Section 2(a) above shall for any reason be held to be unenforceable, invalid or illegal for any reason including, but not limited to, being excessively broad as to duration, geographical scope, activity or subject, such restriction shall be construed or modified by limiting and reducing it, so as to provide the Company with the maximum protection of its business interests and the intent of the parties hereto and yet be valid and enforceable under the applicable law as it shall then exist. If any such restriction held to be unenforceable, invalid or illegal cannot be so construed or modified, then this Agreement shall terminate in its entirety, and at the time of such termination, vesting of the RSAs, MFRS’ and/or NQSOs that are the subject of this Agreement shall cease immediately and automatically.
(c)    Amendment and Waiver. Except as provided in the plan pursuant to which the RSAs, MFRS’ and/or NQSOs were granted (the “Plan”), this Agreement may be amended, modified, or canceled only by a written instrument executed by the parties. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any other act other than that specifically waived.

(d)    Agreement to Arbitrate. The Company and the Grantee each agrees (i) that any dispute, claim or controversy arising out of or relating directly or indirectly to the construction, performance or breach of this Agreement shall be settled by arbitration before and in accordance with the rules of the Financial Industry Regulatory Authority; and (ii) that judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Accordingly, the Company and the Grantee each waive their right (if any) to a trial before a court judge and/or jury to resolve any such disputes.

(e)    Miscellaneous. This Agreement is entered into under the laws of the State of Delaware, the state in which the Company is incorporated, and shall be construed and interpreted thereunder (without regard to its conflict-of-law principles). This Agreement, the award agreement(s) granting the RSAs and/or NQSOs to the Grantee, and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the post-termination treatment of the RSAs, MFRS’ and/or NQSOs covered by this Agreement. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Grantee.

IN WITNESS WHEREOF, the Grantee and the Company have executed this Agreement effective as of the Termination Date specified at the beginning of this Agreement.

GRANTEE

/s/ Jeff Klinefelter

PIPER JAFFRAY COMPANIES

/s/ Andrew Duff

By Andrew S. Duff
Its Chairman & CEO

Exhibit A-1

POST-TERMINATION RESTRICTED ACTIVITIES (Awards 2010 and after)

1.    Non-Disclosure & Non-Use of Company-Confidential Information: Grantee shall not use, disclose or misappropriate any Company-Confidential Information (as defined below) unless the Company or an Affiliate consents otherwise in writing. “Company-Confidential Information” means any confidential, secret or proprietary knowledge or information of the Company or an Affiliate that the Grantee has acquired or become acquainted with during the Grantee’s employment with the Company or an Affiliate, including, without limitation, any confidential customer, client or account lists or contacts or confidential business plans or information; provided, however, that Company-Confidential Information shall not include any knowledge or information that is now publicly available or which subsequently becomes generally publicly known in the form in which it was obtained from the Company or an Affiliate, other than as a direct or indirect result of the Grantee’s disclosure in violation of this paragraph.

2.    Non-Solicitation of Employees: Grantee shall not, directly or indirectly, on behalf of the Grantee or any other person (including but not limited to any Talent Competitor (as defined below)), solicit, induce or encourage any person then employed by the Company or an Affiliate to terminate or otherwise modify their employment relationship with the Company or such Affiliate. A “Talent Competitor” means: Cowen Inc., Evercore ISI, Friedman Billings Ramsey Group, Inc., Greenhill & Co., Houlihan Lokey, JMP Securities, Lazard, Moelis & Company, Oppenheimer, and Stifel), Robert W. Baird & Co., and William Blair & Co., or any successor entity of the foregoing if such successor entity is determined to be a peer for compensation purposes by the Compensation Committee of the Piper Jaffray Companies Board of Directors.

3.    Non-Solicitation of Customers: Grantee shall not, directly or indirectly, on behalf of the Grantee or any other person (including but not limited to any Talent Competitor), solicit or otherwise seek to divert any customer, client or account of the Company or any Affiliate with which the Grantee had substantive interaction prior to the Grantee’s termination of employment, away from engaging in business with the Company or any Affiliate.

4.    No Services to or Ownership of Talent Competitors: Grantee shall not, without the prior written consent of the Company or an Affiliate, directly or indirectly (i) become a director, officer, employee, partner, consultant or independent contractor of, or otherwise work or provide services for, a Talent Competitor doing business in the same geographic or market area(s) in which the Company or an Affiliate is also doing business, or (ii) have or acquire any material ownership or similar financial interest in any such Talent Competitor.

Exhibit B

NOTICE OF ELECTION TO TERMINATE
POST-TERMINATION AGREEMENT

Pursuant to the Post-Termination Agreement (“Agreement”) existing between me and Piper Jaffray Companies, a Delaware corporation (the “Company”), by my signature below I hereby give notice to the Company that I am electing to engage in one or more of the Post-Termination Restricted Activities described in Section 2(a) of the Agreement, as of ____________________.
I understand that, as a result of my election to engage in one or more of the Post-Termination Restricted Activities described in Section 2(a) of the Agreement:
(a)    On and after the date set forth above, I am not entitled to any additional vesting of shares under my restricted stock awards and/or my stock options granted to me by the Company prior to my Termination Date (as defined in the Agreement) and that are the subject of the Agreement.

(b)    I have through 90 calendar days after the date set forth above during which I may exercise shares that vested prior to such date under my stock option grant(s).

I declare, under penalty of perjury under all applicable laws, that I have not engaged in any of the Post-Termination Restricted Activities during the period beginning with my Termination Date and until the date set forth above.

Date:	Signature

Printed name

Exhibit C

ANNUAL NOTICE OF COMPLIANCE WITH
POST-TERMINATION AGREEMENT

Pursuant to the Post-Termination Agreement (“Agreement”) existing between me and Piper Jaffray Companies, a Delaware corporation (the “Company”), by my signature below I declare under penalty of perjury under all applicable laws, that I have not engaged in any of the Post-Termination Restricted Activities at any time during the period ending December 15, ______________:

Date:	Signature

Printed name